Exhibit 10.1

SEPARATION AGREEMENT

This Separation Agreement (this “Agreement”) is effective as of the 8th day of July, 2011 (the “Effective Date”), by and between Eileen McPartland (“Executive”) and Allscripts Healthcare Solutions, Inc., a corporation organized and existing under the laws of the State of Delaware (formerly known as Allscripts-Misys Healthcare Solutions, Inc., “Company”), concerning the termination of Executive’s employment with Company. Terms used in this Agreement but not specifically defined herein shall have the same meaning as in the Employment Agreement (defined below).

WHEREAS, Company and Executive entered into an Employment Agreement dated June 1, 2009, as amended July 29, 2010 (collectively, the “Employment Agreement”), copies of which agreement and amendment are attached hereto as Exhibit A; and

WHEREAS, Company and Executive desire to set forth the terms of Executive’s remaining employment with Company, her termination of employment, severance benefits, and other matters related thereto.

NOW, THEREFORE, in consideration of the foregoing premises, of the mutual agreements and covenants contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1. Termination Date. Executive’s employment with Company will terminate effective as of the close of business on July 15, 2011 (the “Termination Date”).

2. Employment Agreement. Executive’s Employment Agreement remains in full force and effect until the Termination Date, except as modified by this Agreement. Through and including the Termination Date, Executive shall continue to receive her Base Salary as in effect on the Effective Date and to participate in any benefit plans or programs of Company provided or made available to Executive as of the Effective Date. As of the Effective Date, Executive expressly waives her right to any payment or benefits pursuant to Section 8 of the Employment Agreement (“Payment of Certain Expenses”), and such section is hereby deleted from the Employment Agreement.

3. Duties. Until the Termination Date, Executive shall serve as Company’s Chief Operating Officer and have the duties and responsibilities, and perform such administrative and managerial services, as shall be reasonably delegated or assigned to Executive by the Chief Executive Officer of Company (the “CEO”) or his delegate, which duties shall generally include, but not be limited to, the diligent and cooperative transition of Executive’s duties to another or others as directed. Notwithstanding the foregoing, Company shall have the right to relieve Executive of any or all duties to be performed prior to the Termination Date.

4. Termination of Employment prior to Termination Date. If prior to the Termination Date Executive’s employment with Company terminates pursuant to Section 4.1 or 4.2 of the Employment Agreement (“Termination upon Death or Disability of Executive” or “Termination by Company for Cause,” respectively) or by Executive’s voluntary resignation of employment (i.e., a termination by Executive other than for Constructive Discharge), then this Agreement shall be void ab initio and the provisions of the Employment Agreement shall be in full force and effect and control the terms of such termination.

5. Severance Benefits after the Termination Date. Executive’s termination of employment shall be pursuant to Section 4.4 of the Employment Agreement (“Termination by Executive for Constructive Discharge”). Subject to Executive’s compliance with the terms of this Agreement, including without limitation Sections 7, 8, 9, 10, 11 and 13 after the Termination Date, Executive shall receive:

(a) The payments and benefits set forth in Section 4.5.1 of the Employment Agreement, which are described and shall be paid or provided in accordance with Schedule 1 attached to this Agreement.

(b) In addition to the equity award vesting described in clause (iii) of Section 4.5.1 of the Employment Agreement, vesting of additional restricted stock units (“RSUs”) as follows: 1,232 RSUs from the July 31, 2009 grants, and 24,617 RSUs from the November 26, 2010 grants, which shares related to such RSUs shall be delivered as set forth on Schedule 1.

(c) In accordance with the terms of the Company’s Incentive Retention Plan (the “Retention Plan”) and Executive’s Retention Plan Participation Agreement dated June 16, 2010, Executive’s cash and performance share awards granted pursuant to the Retention Plan shall fully vest and be paid or delivered as set forth on Schedule 1.

(d) A lump sum cash payment of $15,000, to be paid to Executive within 30 days of the Termination Date.

(e) The 2011 Performance Bonus otherwise payable to Executive if she remained employed throughout 2011, subject to the level of achievement of applicable performance measures for such year, multiplied by a fraction, the numerator and denominator of which are 181 and 365, respectively, payable to Executive when the 2011 performance bonuses are paid to other senior executives of Company in 2012.

6. No Other Payments. Executive expressly acknowledges and agrees that, other than as specifically provided for in this Agreement, no additional payments or benefits are due from Company on any basis whatsoever.

7. Release. The benefits and terms provided under Section 5 of this Agreement are subject to Executive’s execution of (without revocation) and delivery to Company by the fiftieth (50th) day following the Termination Date (but not before the Termination Date) of a release and waiver of all claims (the “Release”) up to the date of the Release with such Release in the form attached hereto as Exhibit B.

8. Restrictive Covenants. Executive expressly acknowledges and agrees that Section 5 (“Noncompetition and Confidentiality”) of the Employment Agreement remains in full force and effect as provided therein.

9. Return of Company Property. Executive represents and warrants that, on or before the Termination Date, Executive shall return to Company all Company property and

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information in any form (whether, paper, electronic media or otherwise), and not retain copies of any such property or information (excluding, however, information relating solely to Executive’s own employment, compensation and benefits).

10. Non-Disparagement. Executive agrees not to make any adverse or disparaging comments about Company, its affiliates, or any of their respective officers, directors, managers or employees which impugn or injure their reputation, goodwill and relationships with their past, present and future customers, employees or vendors or with the business community generally. Nothing in this Section 10 is intended to prohibit, limit or prevent Executive from providing truthful testimony in a court of law, to a regulatory or law enforcement agency or pursuant to a properly issued subpoena, and such testimony would not be deemed to be a violation of this Section 10.

11. Cooperation. Executive agrees to cooperate, subject to reimbursement by Company of reasonable out-of-pocket costs and expenses, with Company and its counsel with respect to any matter (including any litigation, investigation or governmental proceeding) which relates to matters with which Executive was involved during her employment with Company. Such cooperation shall include appearing from time to time at the offices of Company or Company’s counsel for conferences and interviews and in generally providing the officers of Company and its counsel with the full benefit of Executive’s knowledge with respect to any such matter. Executive agrees to render such cooperation in a timely fashion and at such times as may be mutually agreeable to the parties.

12. Waiver of Any Re-Employment Right. Executive waives all interest in and right to reinstatement or re-employment with Company and any of its affiliates and agrees that any application for re-employment may be rejected without explanation or liability pursuant to this provision.

13. Nondisclosure. Executive shall not disclose or cause to be disclosed the terms of this Agreement or the negotiations leading to it to any person (other than to her spouse, attorneys or tax advisors, who shall also be bound by this nondisclosure provision), except pursuant to a lawful subpoena or as otherwise required by law.

14. Miscellaneous.

(a) Binding Effect. This Agreement shall be binding upon each of the parties and upon their respective heirs, administrators, representatives, executors, successors and assigns, and shall inure to the benefit of each party and to their respective heirs, administrators, representatives, executors, successors and assigns.

(b) Applicable Law. This Agreement shall be construed in accordance with the laws of the State of Illinois, without regard to the conflict of law provisions of any jurisdiction.

(c) Dispute Resolution. Executive expressly acknowledges and agrees that Section 10.9 (“Dispute Resolution and Arbitration”) of the Employment Agreement remains in full force and effect.

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(d) Scope of Agreement. This Agreement and, as indicated, the Employment Agreement reflect the entire agreement between Executive and Company with respect to the terms and conditions of Executive’s employment relationship with Company and the termination of such employment relationship and, except as specifically provided herein, supersede all prior agreements and understandings, written or oral relating to the subject matter hereof.

(e) Notices. Any notice pertaining to this Agreement shall be in writing and shall be given in accordance with Section 10.6 of the Employment Agreement.

(f) Waiver of Breach. The waiver by either party to this Agreement of a breach of any provision of this Agreement shall not operate as or be deemed a waiver of any subsequent breach by such party. Continuation of benefits hereunder by Company following a breach by Executive of any provision of this Agreement shall not preclude Company from thereafter exercising any right that it may otherwise independently have to terminate said benefits based upon the same violation.

(g) Amendment. This Agreement may not be modified or amended except by a writing signed by the parties to this Agreement.

(h) Counterparts. This Agreement may be signed in multiple counterparts, each of which shall be deemed an original. Any executed counterpart returned by facsimile or PDF shall be deemed an original executed counterpart.

(i) No Third Party Beneficiaries. Unless specifically provided herein, the provisions of this Agreement are for the sole benefit of the parties to this Agreement and are not intended to confer upon any person not a party to this Agreement any rights hereunder.

(j) Terms and Construction. Each party has cooperated in the drafting and preparation of this Agreement. The language in all parts of this Agreement shall be in all cases construed according to its fair meaning and not strictly for or against either party.

(k) Admissions. Nothing in this Agreement is intended to be, or will be deemed to be, an admission of liability by Executive or Company to each other, or an admission that they or any of their agents, affiliates, or employees have violated any state, federal or local statute, regulation or ordinance or any principle of common law of any jurisdiction, or that they have engaged in any wrongdoing towards each other.

(l) Withholding. Company may withhold from any amounts payable under this Agreement such federal, state and local taxes as may be required to be withheld pursuant to applicable laws or regulations.

(m) Section 409A of the Code. Executive expressly acknowledges and agrees that Section 10.14 (“Section 409A of the Code”) of the Employment Agreement remains in full force and effect and shall apply to this Agreement. Executive is a “specified employee” of Company and its affiliates (as defined in Treasury Regulation Section 1.409A-1(i)), and Executive is therefore subject to a delay in payment until the first day of the seventh month following the date of Executive’s separation from service from Company (pursuant to Treasury Regulation Section 1.409A-3(i)(2)(ii)) to receive payments provided hereunder to the extent such amounts are subject to Section 409A.

Signature page is the next page.

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Signature page to Separation Agreement.

IN WITNESS WHEREOF, this Agreement has been duly executed by the parties as of the Effective Date.

ALLSCRIPTS HEALTHCARE SOLUTIONS, INC.

/s/ Diane K. Adams By: Diane K. Adams Title: Executive Vice President, Culture and Talent

EXECUTIVE:

/s/ Eileen McPartland Eileen McPartland

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SCHEDULE 1

CASH PAYMENTS

Amount Payable	Date[s] Payable	Comments
$ 600,000	Because Executive is a Specified Employee under Section 409A, pay in a lump sum on the first day of the seventh month after Executive’s Termination Date (payment date of February 1, 2012).	Constituting the first six months of payments required by Section 4.5.1(i) of the Employment Agreement, which are deferred in compliance with Section 409A of the Internal Revenue Code.

$ 600,000	Pay in six equal monthly installments on the monthly anniversary of the Termination Date beginning after the first day of the seventh month after Executive’s Termination Date.	Constituting the second six months of the payments required by Section 4.5.1(i) of the Employment Agreement.

$ 400,000	Because Executive is a Specified Employee under Section 409A, pay in a lump sum on the first day of the seventh month after Executive’s Termination Date (payment date of February 1, 2012).	Constituting the unpaid portion of Executive’s cash award of the Retention Plan, which is deferred in compliance with Section 409A of the Internal Revenue Code.

BENEFITS CONTINUATION

Benefits Description	Continuation Period
Subject to this Agreement and Section 4.5.1(ii) of the Employment Agreement, continuation of Executive’s enrollment in health and/or dental insurance benefits immediately prior to the Termination Date, with Executive contributing to such benefits as if she were employed by Company.

Until the earlier of:

(i) the end of the 12-month period following the Termination Date (i.e., through July 15, 2012); or

(ii) Executive’s failure to make a required contribution within 10 days of written notice; or

(iii) the date on which Executive becomes eligible to receive comparable benefits from a subsequent employer.

Schedule 1 - Page 1

RESTRICTED STOCK UNIT (“RSU”) VESTING AND FORFEITURE

Award	Vesting Per Sec. 4.5.1(iii) of Employment Agreement or Award	Delivery of Shares	Additional Vesting per this Agreement	Delivery of Shares	RSUs Forfeited from Award
7/31/09 RSU Grant (58,039 granted)	27,788	February 1, 2012	1,232	July 31, 2012	14,759

7/31/09 Perf.-Based RSU Grant (58,466 granted)	29,233	February 1, 2012	0	N/A	0

11/26/2010 RSU Grant (68,299 granted)	0	N/A	17,075	February 1, 2012	51,224

11/26/2010 Grant (30,165 granted)	0	N/A	7,542	February 1, 2012	22,623

RSUs Granted in 2011—Forfeited	0	N/A	0	N/A	All

RETENTION PLAN PERFORMANCE-BASED RESTRICTED SHARES

Grant Date	Number of Shares Vested as of Termination Date	Delivery of Shares
7/30/2010	48,533	On the 60th day following the Termination Date (September 13, 2011).

Schedule 1 - Page 2

EXHIBIT A

EMPLOYMENT AGREEMENT AND AMENDMENT

(Dated June 1, 2009 and July 29, 2010)

[See Exhibit 10.1 to the Company’s Current Report on Form 8-K/A filed with the SEC on August 11, 2009 and Exhibit 10.4 to the Company’s Current Report on Form 8-K filed with the SEC on August 2, 2010.]

EXHIBIT B

GENERAL RELEASE

WHEREAS, this General Release (this “Release”) is given by Eileen McPartland (“Executive”) on the date indicated below at Executive’s signature, pursuant to the Separation Agreement between Allscripts Healthcare Solutions, Inc. (the “Company”) and Executive dated as of July 8, 2011 (the “Agreement”); and

WHEREAS, in consideration for the payments and benefits provided by Company to Executive under the Agreement, which are conditioned upon her execution of a release and waiver of claims for the benefit of Company, Executive agrees to execute this Release.

NOW THEREFORE, in consideration of the mutual covenants contained under the Agreement and other good and valuable consideration, the sufficiency and receipt of which are hereby acknowledged, and intending to be legally bound, Executive agrees as follows:

1. In exchange for the benefits described in the Agreement, Executive hereby agrees to WAIVE any and all rights in connection with, and to fully RELEASE and forever discharge Company and its predecessors, parents, subsidiaries, divisions, related or affiliated companies, benefit plans, plan administrators and other plan fiduciaries, officers, directors, stockholders, members, employees, heirs, successors, assigns, representatives, agents and counsel (the “Released Parties”) from any and all torts, contracts, claims, suits, actions, causes of action, demands, rights, damages, costs, expenses, attorneys’ fees, and compensation in any form whatsoever, whether now known or unknown, in law or in equity, which Executive has or ever had (from the beginning of time through and including the date hereof) against any of the Released Parties, including without limitation on account of or in any way arising out of, relating to or in connection with Executive’s employment by or separation of employment from any of the Released Parties, and any and all claims for damages or injury to any entity, person, property or reputation arising therefrom, claims for wages, employment benefits, tort claims and claims under Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Civil Rights Act of 1866, the Employee Retirement Income Security Act of 1974, the National Labor Relations Act, the Fair Labor Standards Act, the Rehabilitation Act of 1973, the Family and Medical Leave Act of 1993, the Americans with Disabilities Act of 1990 and any other federal, state or local law, statute, ordinance, guideline, regulation, order or common-law principle of any state relating to employment, employment contracts, wrongful discharge or any other matter; provided, however, that the foregoing waiver and release shall not apply to Executive’s rights in respect of any benefit or claim to which Executive is entitled under employee pension or welfare benefit plans and programs of the Released Parties in which Executive is a participant prior to the date below, or to Executive’s rights to enforce the Agreement.

2. Release of Age Discrimination Claims. In further consideration of the promises made by Company in the Agreement, Executive specifically WAIVES any and all rights in connection with, and fully RELEASES and forever discharges the Released Parties from, any and all torts, contracts, claims, suits, actions, causes of action, demands, rights, damages, costs, expenses, attorneys’ fees, and compensation in any form whatsoever, whether now known or unknown, in law or in equity, which Executive has or ever had (from the beginning of time

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through and including the date hereof) against any of the Released Parties, arising under the Age Discrimination in Employment Act of 1967, as amended, 29 U.S.C. Sec. 621, et seq. (“ADEA”). Executive further agrees that:

(a) Executive’s waiver of rights under this Release is knowing and voluntary and in compliance with the Older Workers Benefit Protection Act of 1990;

(b) Executive understands the terms of this Release;

(c) the consideration provided in the Agreement represents consideration over and above that to which Executive otherwise would be entitled, that the consideration would not have been provided had Executive not signed this Release, and that the consideration is in exchange for the signing of this Release;

(d) Company is hereby advising Executive in writing to consult with Executive’s attorney prior to executing this Release;

(e) Company is giving Executive a period of at least forty-five (45) days within which to consider this Release;

(f) following the execution of this Release Executive has seven (7) days in which to revoke this Release by written notice. To be effective, the revocation must be made in writing and delivered to and received by the President, Allscripts Healthcare Solutions, Inc., 222 Merchandise Mart Plaza, Suite 2024, Chicago, Illinois 60654, no later than 4:00 p.m. on the seventh day after Executive executes this Release. An attempted revocation not actually received by the President before the revocation deadline will not be effective; and

(g) this entire Release shall be void and of no force and effect if Executive chooses to so revoke, and, if Executive chooses not to so revoke, this Release shall then become fully effective and enforceable.

This Section 2 does not waive rights or claims that may arise under the ADEA after the date Executive signs this Release. In addition, nothing in this Release shall in any way affect Executive’s right to indemnification and expense advancement to the extent provided by Company’s operating agreement or other applicable policies; provided, however, that Company shall not be liable, and shall not provide a defense and indemnification for any claim wherein Executive has not satisfied the applicable standard of conduct set forth in such operating agreement or other applicable policies, or wherein Executive has committed any acts of fraud, embezzlement or gross misconduct.

3. Proceedings; No Admissions.

(a) Executive hereby represents and warrants that he has no pending claims against any of the Released Parties with any municipal, state, federal or other governmental or nongovernmental entity. Notwithstanding anything to the contrary, this Release shall not prevent Executive from (A) initiating or causing to be initiated on Executive’s behalf any complaint, charge, claim or proceeding against any of the Released Parties before any local, state or federal agency, court or other body challenging the validity of the waiver of Executive’s claims under

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the ADEA contained in this Release (but no other portions of the waivers and releases described in Sections 1 or 2); or (B) initiating or participating in an investigation or proceeding conducted by the Equal Employment Opportunity Commission with respect to the ADEA.

(b) Both parties acknowledge and agree that this Release does not constitute, is not intended to be, and shall not be construed, interpreted or treated in any respect as, and shall not be admissible in any proceeding as, an admission of liability, error, violation, omission or wrongdoing by either party for any purpose whatsoever. Further, both parties acknowledge and agree that there has been no determination that either party has violated any federal, state or local law, statute, ordinance, guideline, regulation, order or common-law principle. Executive further acknowledges that no precedent, practice, policy or usage shall be established by this Release or the offer to Executive of compensation and benefits in the Agreement.

4. Effect of Claim. Executive also understands and agrees that in the event Executive, by himself, or in conjunction with Executive’s heirs, spouse, family members, executors, or administrators attempt to institute or do institute any charge, claim, suit or action against any of the Released Parties in violation of this Release, Executive shall be obligated, as an express condition of bringing such action, to tender back to Company the full amount of the compensation and benefits that Executive has received under the Agreement; and Executive further agrees that Executive will pay all of the Released Parties’ costs, expenses and fees of defending against such action, including, among other things, reasonable attorneys’ fees. The immediately prior sentence does not apply to claims under ADEA or to challenge the release of ADEA claims under this Release; provided, however, nothing in this Release is intended to reflect any party’s belief that Executive’s waiver of claims under ADEA is invalid or unenforceable under this Release, it being the intent of Executive and Company that such claims are waived. This Section 4 does not grant Executive an option to return the money and institute an action. Instead this paragraph merely creates an additional term and condition precedent to bringing an action regardless of the fact that such action is expressly barred by this Release, and is without merit.

IN WITNESS WHEREOF, Executive has executed and delivered this Release on the date set forth below.

Date:

Eileen McPartland

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